UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

BERING EXPLORATION, INC.

(Name of Registrant As Specified in Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0- 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THIS INFORMATION STATEMENT IS BEING PROVIDED TO

YOU BY THE BOARD OF DIRECTORS OF BERING EXPLORATION, INC.

BERING EXPLORATION, INC.

1910 Pacific Avenue, Suite 12000

Dallas, Texas 75201

NOTICE OF ACTION TAKEN BY

WRITTEN CONSENT OF A MAJORITY OF STOCKHOLDERS

Dear Stockholders:

The enclosed information statement (the “Information Statement”) is provided on or about December 23, 2013 to the stockholders of record on December 23, 2013 (the “Record Date”) of Bering Exploration, Inc., a Nevada corporation (“Company”) to advise the stockholders that our Board of Directors and stockholders holding a majority of our outstanding voting capital stock (the “Majority Stockholders”) have authorized: (i) a Certificate of Amendment to our Articles of Incorporation to amend the Company’s Articles of Incorporation to change the Company’s name to “Breitling Energy Corporation” (the “Name Change”); and (ii) a reverse stock split (the “Reverse Split”) of our issued and outstanding shares of common stock, par value $.001 per share (“Common Stock”), at a specific ratio within a range from 1-for-2 to 1-for-100 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Split at any time prior to November 30, 2014.

We believe the reverse stock split will enhance the ability of the Company to obtain “up-listing” of its shares to a national securities exchange providing the Company and its stockholders with, among other things: immediate access to a much larger national financial market; immediate access to institutional and other large scale investors; the ability to market and publicize performance and other relevant information to a larger audience; and the ability to provide our stockholders with access to a national stock exchange wherein their shares will be available to a much broader market.

On December 23, 2013, the Board of Directors of the Company approved the Name Change and the Reverse Split, subject to stockholder approval. The Majority Stockholders approved the Name Change and the Reverse Split by written consent in lieu of a meeting on December 23, 2013, in accordance with Section 78.320 of the Nevada Revised Statutes. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Name Change and the Reverse Split. The Name Change will become effective when we file the Certificate of Amendment to the Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of Nevada.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the proposals will not be adopted until a date at least twenty (20) days after the date of the Definitive Information Statement is filed and mailed to our stockholders of record on the Record Date. This Information Statement will be mailed to you on or about December 28.

Please feel free to call us at (214) 716-2600 should you have any questions on the enclosed Information Statement.

For the Board of Directors of

BERING EXPLORATION, INC.

By:/s/ Chris Faulkner

Name: Chris Faulkner

Title: President and Chief Executive Officer

BERING EXPLORATION, INC.

1910 Pacific Avenue, Suite 12000

Dallas, Texas 75201

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement (this “Information Statement”) is being mailed on or about December 23, 2013 to the holders of record of Bering Exploration, Inc., a Nevada corporation (the “Company,” “we”, “our” or “us”), as of December 23, 2013 (the “Record Date”) in connection with the approval of (i) a Certificate of Amendment to the Articles of Incorporation to amend the Company’s Articles of Incorporation to change the Company’s name to “Breitling Exploration Corporation” (the “Name Change”); and (ii) a reverse stock split (the “Reverse Split”) of our issued and outstanding shares of common stock, par value $.001 per share (“Common Stock”), at a specific ratio within a range from 1-for-2 to 1-for-100 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Split at any time prior to November 30, 2014.

Pursuant to Sections 78.390 and 78.2055 of the Nevada Revised Statutes (“NRS”), the Name Change and the Reverse Split are required to be approved by the vote of stockholders holding a majority of the voting power of the affected class or series. Section 78.320 of the NRS provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding at least a majority of the voting power. Each share of Common Stock is entitled to one vote per share on any matter requiring stockholder vote. Our Board of Directors obtained the written consent of the Majority Stockholders in order to eliminate the costs and management time involved in holding a special meeting.

On December 23, 2013, the Board of Directors (the “Board”) of the Company approved the Name Change and Reverse Split. On December 23, 2013, stockholders holding approximately 92.5% of our outstanding capital stock (the “Majority Stockholders”) approved the Name Change and Reverse Split by written consent, in accordance with Section 78.320 of the NRS and the Company’s Bylaws then in effect. Accordingly, all necessary approvals in connection with the above corporate actions have been obtained and this Information Statement is furnished solely for the purpose of informing our stockholders, in the manner required under the Securities and Exchange Act of 1934, as amended, (the “Exchange Act”) regarding these corporate actions pursuant to Rule 14c-2 under the Exchange Act.

The Record Date for determining stockholders entitled to receive this Information Statement is December 23, 2013, the date that the Company’s Majority Stockholders approved the Name Change and Reverse Split by written consent. As of the close of business on the Record Date, we had 498,883,626 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the action by written consent of our Majority Stockholders. Each share Common Stock outstanding as of the close of business on the Record Date was entitled to one vote.

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the proposals approved by written consent of our Majority Stockholders will become effective approximately 20 calendar days after we send or give this Information Statement to our stockholders of record as of the Record Date. It is expected that the Name Change will become effective on or about December 23, 2013 upon its filing with the Secretary of State of the State of Nevada and that the Reverse Split may become effective upon the determination of Board of Directors, in its discretion, at any time prior to November 30, 2014.

THE APPROXIMATE DATE ON WHICH THIS INFORMATION STATEMENT IS FIRST BEING SENT OR GIVEN TO THE HOLDERS OF OUR COMMON STOCK ON THE RECORD DATE IS DECEMBER 28, 2013.

This Information Statement is provided to the Company’s stockholders of record on the Record Date only for informational purposes in connection with the Name Change and Reverse Split pursuant to and in accordance with Section 14(c) of the Exchange Act, and Rule 14c and Schedule 14C thereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

DESCRIPTION OF THE PURCHASE AGREEMENT AND CHANGE IN CONTROL

On December 9, 2013, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Breitling Oil and Gas Corporation, a Texas corporation (“O&G”) and Breitling Royalties Corporation, a Texas corporation (“Royalties,” and collectively with O&G, “Breitling”). Pursuant to the Purchase Agreement, the Company issued to Breitling 461,863,084 shares of Common Stock, in exchange for substantially all of the oil and gas assets owned by Breitling (the “Transaction”). In connection with the closing of the Transaction, all of the Company’s outstanding convertible notes were converted into Common Stock. The shares of Common Stock issued to Breitling represent approximately 92.5% of the shares of Common Stock outstanding following the closing of the Transaction (the “Closing”). The closing of the Transaction did not affect the number of shares of Common Stock held by the Company’s existing public stockholders.

O&G was founded in October 2004 in Dallas, Texas. Breitling is an independent exploration and production company with proved reserves throughout several major basins in the United States. Breitling is engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of Texas, Oklahoma and North Dakota. Based upon Breitling’s latest reserve report as of October 1, 2013, Breitling’s proved, probable and possible oil and gas assets have a net present value of approximately $25.7 million, using a 10% discount rate, oil priced at $97.10 per barrel and gas priced as 3.66 per MMBtu.

At the closing date of the Transaction (the “Closing Date”), all of the existing directors of the Company delivered to the Company an irrevocable resignation (a “Resignation”) of their positions as a director effective as of the expiration of the ten-day period (the “Waiting Period”) following the later of (i) the filing by the Company with the SEC of a Schedule 14f-1 (the “Schedule 14f-1”) disclosing the appointment of new directors to the Company’s board of directors and (ii) the mailing by the Company to its stockholders of the Schedule 14f-1. Just prior to the end of the Waiting Period, the Company’s board of directors will appoint Chris R. Faulkner, Jonathan S. Huberman, Richard H. Mourglia, Jeremy S. Wagers and Chris E. Williford, as members of the Company’s board of directors. Immediately following the Waiting Period, the Company’s board of directors will consist of Chris R. Faulkner, Jonathan S. Huberman, Richard H. Mourglia, Jeremy S. Wagers and Chris E. Williford.

In connection with the Transaction, each of Mr. Ivins and Mr. Plumb, who constitute all of the Company’s directors and executive officers, have executed a Termination Agreement and Release, whereby they have agreed to terminate any agreements between themselves or their affiliates and the Company, and have agreed to release the Company from any claims arising out of their service with the Company. They retain, however, rights to indemnification as provided by Nevada law and as provided by the Company’s Articles of Incorporation and Bylaws as of the Closing Date.

In connection with the Transaction, the Company undertook the following actions with respect to its Common Stock:

•	cancelled 10,016,200 shares of Common Stock previously issued to J. Leonard Ivins;

•	cancelled 5,500,000 shares of Common Stock previously issued to Steven M. Plumb;

•	cancelled 100,000 shares of Common Stock previously issued to William Park Grant;

•	converted the August 16, 2012 convertible promissory note of the Company issued to Jinsun, LLC in the original principal amount of $247,500 into 3,535,714 shares of Common Stock;

•	converted the December 31, 2012 convertible promissory note of the Company issued to Jinsun, LLC in the original principal amount of $20,000 into 285,714 shares of Common Stock;

•	converted the January 24, 2013 convertible promissory note of the Company issued to Jinsun, LLC in the original principal amount of $2,000 into 28,571 shares of Common Stock;

•	converted the April 8, 2013 convertible promissory note of the Company issued to Pass the Biscuits, LLC in the original principal amount of $75,000 into 1,604,148 shares of Common Stock;

•	converted the September 30, 2013 convertible promissory note of the Company issued to Cinco NRG, LLC in the original principal amount of $25,000 into 357,142 shares of Common Stock and issued those shares to TPH Holdings, LLC, assignee of Cinco NRG, LLC;

•	converted the June 2013 convertible promissory note of the Company issued to Jinsun, LLC in the original principal amount of $18,000 into 257,142 shares of Common Stock; and

•	issued to Vertical Holdings, LLC on December 9, 2013, 8,096,144 shares of Common Stock in exchange for the assumption by that entity of (a) between $75,000 and $150,000 of accounts payable of Bering Operations, Inc., a wholly owned subsidiary of the Company, and (b) all plugging and abandonment obligations for any and all wells for which Bering Operations was acting as operator as of such date.

In connection with the Transaction, each of J. Leonard Ivins, Steven M. Plumb, Kevan Casey and certain entitles controlled by them who were substantial stockholders of the Company prior to the Closing (each, a “Stockholder”), has executed a Non-Transfer Agreement providing that for a two-year period following the Closing Date, such Stockholder shall not transfer any shares of Common Stock, or make any agreement relating thereto, without the prior written consent of the Company; provided, however, that following the 12-month anniversary of the Closing Date, unless the Company has incurred damages in excess of $25,000 giving rise to an indemnification claim under the Purchase Agreement, such Stockholder may transfer a number of Shares equal to 10,000 shares per day, but in no event to exceed three percent of the daily trading volume. J. Leonard Ivins is authorized to sell up to 60,000 Shares during the six months after the Closing Date.

In addition, each of the Stockholders has executed a release terminating all agreements between the Company and such Stockholder. Pursuant to the release, each Stockholder has, on its own behalf and on behalf of its affiliates, released all possible claims that such Stockholder may have arising out of any actions that occurred prior to the Closing Date.

In connection with the Transaction, Breitling has executed a Non-Transfer Agreement providing that for a period of 15 months following the Closing Date it will not transfer any Common Stock or make any agreement relating thereto, in each case, without the prior written consent of the Company. Notwithstanding the foregoing, Breitling may transfer shares of Common Stock to any stockholder of Breitling or any affiliate of such stockholder provided that such stockholder of affiliate enters into an agreement with Company limiting the transfer of such shares to that same extent that such transfers are limited under the Non-Transfer Agreement.

In connection with the Transaction, the Company rescinded all of the agreements contained in the Global Release and Indemnification Agreement by and among the Company, Kevan Casey, Far East Strategies, LLC and Jinsun, LLC dated March 27, 2013.

In connection with the stockholder release executed by Kevan Casey, the Company has agreed to indemnify him and his affiliates from and against any losses, claims, demands, damages or liabilities of any kind (collectively, “Liabilities”) relating to or arising out of activities performed or services furnished by any of them to the Company prior to the Closing Date. The Company will not, however, be responsible for any such Liabilities to the extent that they are determined to have resulted primarily from an indemnified person’s (x) bad faith, gross negligence or willful misconduct or (y) violation of the Securities Act of 1933, the Securities Exchange Act of 1934 or any state Blue Sky laws.

Pursuant to the Purchase Agreement, the Company is obligated to indemnify and hold harmless Breitling and the direct and indirect owners of Breitling (the “Breitling Indemnified Parties”), and shall reimburse the Breitling Indemnified Parties for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys’ fees) or diminution of value (collectively, “Damages”) arising from or in connection with (a) any inaccuracy, in any material respect, in any of the representations and warranties of the Company in the Purchase Agreement, (b) any failure by the Company to perform or comply in any material respect with any covenant or agreement in the Purchase Agreement, or (c) any litigation, action, claim, proceeding or investigation by any third party relating to or arising out of the business or operations of the Company, or the actions of the Company or any holder of shares of Common Stock prior to the Closing. This indemnification obligation will survive the Closing and continue in full force and effect for a period of two years (the “Claims Deadline”).

The aggregate liability of the Company to the Breitling Indemnified Parties under the Purchase Agreement from the Closing shall be payable only through the issuance of additional shares of Common Stock, and only if the aggregate claims for Damages exceed $25,000. In the event that the Breitling Indemnified Parties are entitled to indemnification for actual Damages incurred by them, the Company is obligated to issue to them that number of additional shares of Common Stock in an aggregate amount equal to the quotient obtained by dividing (x) the amount of such Damages by (y) the Fair Market Value per share of Common Stock as of the date (the “Determination Date”) of the submission of the notice of claim to Company. “Fair Market Value” means, with respect to a share of Common Stock on any Determination Date, the average of the daily closing prices for the 10 consecutive business days prior to such date.

ACTIONS BY THE BOARD OF DIRECTORS

AND CONSENTING STOCKHOLDERS

In accordance with Section 78.315 and 78.320 of the Nevada Revised Statutes, the following actions were taken based upon the unanimous recommendation and approval by the Company’s Board of Directors and the written consent of the Majority Stockholders.

ACTION I – NAME CHANGE

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has determined that since the Company intends to focus on the exploration, acquisition, development and production of crude oil, natural gas and natural gas liquids, the Name Change better reflects the nature of the Company’s new business direction.

Purpose of the Name Change

On December 23, 2013, the Company’s Board of Directors and the Majority Stockholders owning a majority of the Company’s voting securities, believing it to be in the best interests of the Company and its stockholders, approved a resolution authorizing the Company to amend the Articles of Incorporation to change the Company’s name to Breitling Energy Corporation. The Board of Directors believes that the Name Change better reflects the nature of the Company’s anticipated operations.

Amended Articles of Incorporation

Upon the effectiveness and on the date that is twenty (20) days following the mailing of this Information Statement, the Board of Directors shall have the Company’s Certificate of Amendment to the Articles of Incorporation filed with the State of Nevada in order to effect the name change.

ACTION II – REVERSE SPLIT

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Description of the Reverse Stock Split

On December 23, 2013, the Company’s Board of Directors (the “Board”) and the Majority Stockholders owning a majority of the Company’s voting securities, believing it to be in the best interests of the Company and its stockholders, approved a resolution authorizing an amendment to our Articles of Incorporation and/or such other action as the Company deems necessary to authorize the Board of Directors to effect a reverse stock split for the purpose of increasing the per-share market price of our Common Stock in order to enhance our ability to obtain listing on a national securities exchange and for other purposes as described below in this Information Statement. Pursuant to the Reverse Split, a certain number of outstanding shares of Common Stock, as determined by the applicable ratio, would be combined into one share of Common Stock.

The Board has discretion to implement the Reverse Split within a range from 1-for-2 to 1-for-100. The Board believes that approval of a range of ratios (as opposed to approval of a specified ratio) provides the Board with maximum flexibility to achieve the purposes of the Reverse Split and, therefore, is in the best interests of the Company and its stockholders. The actual timing for implementation of the Reverse Split will be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its stockholders, provided that it occurs prior to November 30, 2014. Furthermore, the Board also has the discretion not to implement a Reverse Split. If the Board were to elect to implement the Reverse Split, the Board will set the exchange ratio within the range of the ratios approved by the Majority Stockholders. The Board will also base such a determination upon the then current trading price of the Common Stock, among other things.

The Board has discretion to take such actions as are deemed necessary to implement the Reverse Split, including, but not limited to, amending our Articles of Incorporation pursuant to an amendment thereto in such form as the Board approves.

No fractional shares will be issued. If the number of “pre-split” common shares is not evenly divisible by the ratio number, the “pre-split” shares will round up to the next number that is divisible by the ratio number. The number of authorized common stock shall remain unaffected and the par value shall remain at $0.001 per share.

If the Board decides to implement the Reverse Split at any time prior to November 30, 2014, we will promptly file a Certificate of Amendment with the Secretary of State of the State of Nevada to amend our existing Articles of Incorporation. The Reverse Split will become effective on the date of filing the Certificate of Amendment and upon the filing of documentation with the Financial Industry Regulatory Authority (“FINRA”) and our stock transfer agent. After the Reverse Split becomes effective, our Common Stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities.

Discussion of the Reverse Split of the Company’s Common Stock

The Company’s Common Stock is currently traded on the pink sheets under the symbol BERX.PK. The following table sets forth the range of high and low bid prices for the last two fiscal years which represent the effect of a 1-for-10 reverse stock split which became effective on February 27, 2012. The bid prices quoted reflect inter-dealer prices without retail mark-up, markdown or commission and may not represent actual transactions.

Year 2014	High	Low
Quarter ended December 31, 2013 (through December 20, 2013)	$0.25	$0.05
Quarter ended September 30, 2013	$0.15	$0.05
Quarter ended June 30, 2013	$0.26	$0.15

Year 2013	High	Low
Quarter ended March 31, 2013	$0.64	$0.14
Quarter ended December 31, 2012	$0.62	$0.14
Quarter ended September 30, 2012	$0.65	$0.12
Quarter ended June 30, 2012	$0.75	$0.10

Year 2012	High	Low
Quarter ended March 31, 2012	$1.10	$0.23
Quarter ended December 31, 2011	$2.50	$0.80

Description of Securities

The Company currently has authorized 500,000,000 common shares, $0.001 par value and 25,000,000 preferred shares, $0.001 par value. As of December 23, 2013, the Company’s outstanding shares consisted of 498,883,626 shares of Common Stock and no preferred shares.

The holders of Common Stock are entitled to one vote per share. Holders of the Company’s Common Stock do not have any pre-emptive or other rights to subscribe for or purchase additional shares of capital stock, no conversion rights, redemption or sinking-fund provisions.

The Company has not paid any dividends on its Common Stock since inception and expects to continue to retain all earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends to its stockholders in the foreseeable future. The payment of future dividends on the Common Stock and the rate of such dividends, if any, will be determined by the Board in light of its earnings, financial condition, capital requirements and other factors.

There were approximately 4,200 beneficial holders of our Common Stock as of December 23, 2013. The Reverse Split is not expected to cause a significant change in the number of beneficial owners of our Common Stock.

The Reverse Split will not affect any stockholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than an adjustment, which may occur due to fractional shares. Likewise, the Reverse Split will not affect the total stockholders’ equity in the Company or any components of Stockholders’ equity as reflected on the financial statements of the Company except to change the number of issued and outstanding shares of capital stock. There would be no increase or decrease in the Company’s “stated capital” account or “capital in excess” account (excess of the Company’s net assets over the Company’s stated capital). In addition to the number of outstanding shares of Common Stock, the Company will need to adjust the historical earnings per share on its financial statements. No other adjustment will be required in the Company’s financial statements as a result of the Reverse Split.

As shown in the schedule below, after the Reverse Split, there will be additional shares available for issuance. Such an issuance of additional shares will have the effect of diluting the current stockholders’ percentage of Company ownership. We may seek additional capital through a combination of private and public equity offerings, debt financings and other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest could be diluted and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through other strategic arrangements with third parties, we may have to relinquish valuable rights to our properties, future revenue streams or grant rights on terms that are not favorable to us.

The following table illustrates the principal effects of several Reverse Split ratios on the Common Stock, stock awards, warrants, and convertible or exchangeable securities:

	Pre-Reverse Split	Post-Reverse Split (1:5)	Post-Reverse Split (1: 10)	Post-Reverse Split (1: 25)	Post-Reverse Split (1: 100)
Common Stock
Authorized	500,000,000	500,000,000	500,000,000	500,000,000	500,000,000
Issued and Outstanding	499,092,234	99,818,447	49,909,223	19,963,689	4,990,992
Warrant Exercises	907,666	181,533	90,767	36,307	9,077
Equity Compensation Plans Options	0	0	0	0	0
Available for issuance	100	400,000,020	450,000,010	480,000,004	494,999,931

Preferred Stock
Authorized	25,000,000	25,000,000	25,000,000	25,000,000	25,000,000
Issued and Outstanding	0	0	0	0	0

Purpose of the Reverse Split

The Board believes the completion of the Reverse Split will cause the minimum bid price of the Common Stock to increase. There can be no assurance, however, that the Reverse Split will result in any change in the price of the Common Stock or that, if the price of the Common Stock does increase as a result of the Reverse Split, the amount or duration of such increase.

The Board also believes that the Reverse Split may result in a broader market for the Common Stock than currently exists due to the anticipated increase of the per share price. The Board believes that the present level of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public. Theoretically, the price per share of stock should not, of itself, affect the community; however, in practice, the price per share does affect the stock because many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The increased price per share may encourage interest and trading in the Common Stock and possibly promote greater liquidity for the Company’s stockholders, although such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Split. Nonetheless, there is no assurance that these effects will occur or that the per share price level of the Common Stock immediately after the proposed Reverse Split will be maintained for any period of time.

In addition, the Board believes that the Reverse Split may improve the liquidity of the Common Stock in another manner. Frequently, brokers charge trading commission based upon the number of shares purchased. As a result, this trading commission per share is relatively higher as a percentage of the value of the shares of Common Stock purchased. The Board and management believe that the relatively high trading cost of Common Stock may adversely impact the liquidity of the Common Stock by making it a less attractive investment to the stock of other companies in the Company’s industry. If the Reverse Split is implemented and the price of the Common Stock rises correspondingly, the trading cost per “trading dollar” of Common Stock would decrease.

The Reverse Split may result in some stockholders owning “odd lots” of less than 100 shares. The costs, including brokerage commissions, of transactions in odd lots are generally higher than the costs in transactions in “round lots” of even multiples of 100.

Additional Purpose of the Reverse Split – Listing on a National Securities Exchange

One of the NYSE and NASDAQ listing requirements is that the bid price of our Common Stock is at a specified minimum per share and that, after listing, the NYSE and NASDAQ rules provide that, for an issue to be eligible for continued listing it may not appear that the aggregate market value of our Common Stock has become so reduced as to make further dealings on the NYSE or NASDAQ inadvisable.

Our Board believes that it is in the Company’s best interest to list the Common Stock on a national stock market provided we can achieve and maintain the required minimum per share bid price. Our Board recommends that the highest interest of the stockholders is best served by a Reverse Split in order to enhance the Common Stock bid price. We believe that the Reverse Split along with our newly acquired assets pursuant to the Transaction should be a substantial basis for achieving the stock bid price necessary for a national stock market listing. There is no assurance that our stock price will achieve the minimum bid price amount or that our stock price will continue to meet the minimum requirement for continued listing or that the Company will meet the other listing requirements of a national securities exchange.

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon completion of the Reverse Split, we will treat shares held by stockholders through a bank, broker, custodian or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures for processing the Reverse Split. If a stockholder holds shares of our Common Stock with a bank, broker, custodian or other nominee and has any questions in this regard, the stockholder is encouraged to contact his/her bank, broker, custodian or other nominee.

Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, after the Reverse Split becomes effective he/she will automatically receive the “post-split” number of shares.

Holders of Certificated Shares of Common Stock

Any “pre-split” certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new “post-split” certificates. Until surrendered, we will deem outstanding “pre-split” shares held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse stock split Common Stock to which these stockholders are entitled. No new “post-split” certificates will be issued to a stockholder until such stockholder has surrendered all “pre-split” certificates to the transfer agent, V Stock Transfer, LLC.

No stockholder will be required to pay a transfer or other fee to exchange his, her or its “pre-split” certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock to which they are entitled as a result of the Reverse Split.

If a “pre-split” certificate has a restrictive legend, the New Certificate will be issued with the same restrictive legends that are on the “pre-split” certificate(s).

Fractional Shares

We do not expect to issue certificates representing fractional shares. Stockholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Split is not evenly divisible by the split ratio will be entitled to having their fractional “post-split” shares rounded up to a single share. For example, if the number of “pre-split” common shares you own is not evenly divisible by the ratio number, the remaining shares will round up to the next number that is divisible by the ratio number. For example, if you own 10,003 shares of the Company’s stock and IF the ratio number is ten (10), a one-for-ten reverse stock split will reduce your number of common shares to 1,001 shares after the Reverse Split. Or, if you own 10,019 shares of the Company’s stock, a one-for-ten reverse stock split will reduce your number of common shares to 1,002 shares after the Reverse Split. The “rounded-up shares” are subject to applicable federal and state income tax.

Effect of the Reverse Stock Split on Options, Restricted Stock Awards and Units, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio, proportionate adjustments are required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock. This will result in an adjusted per share price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the reverse stock split as was the case immediately preceding the reverse stock split. The number of shares deliverable upon settlement or vesting of restricted and deferred stock awards and units will be similarly adjusted.

The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio. The number of shares remaining available for grant under our Stock Incentive Plans at the time of the Reverse Split shall remain the same.

Potential Anti-Takeover Effect

The Reverse Split could adversely affect the ability of third parties to takeover or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board or contemplating a tender offer or other transaction for the combination of our Company with another company. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, the Reverse Split is not in response to any effort of which we are aware to accumulate shares of our Common Stock or obtain control of our company, nor is it part of a plan by management to recommend a series of similar amendments to the our Board and stockholders.

Accounting Matters

The Reverse Stock will not affect the per share par value of our Common Stock, which will remain at $0.001. As a result of the Reverse Split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding. Basic earnings per share data will be adjusted for the changes for all periods presented, with disclosure of such action in the year of change.

Certain Federal Income Tax Consequences of the Reverse Stock Split

A summary of the federal income tax consequences of the Reverse Split is set forth in the paragraph below. The discussion is based on the present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Split. Income tax consequences to the Stockholders may vary from the federal tax consequences described generally below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE EFFECT OF THE CONTEMPLATED REVERSE SPLIT UNDER APPLICABLE FEDERAL, STATE, AND LOCAL INCOME TAX LAWS.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular stockholder, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by stockholders. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

U.S. Holders

The reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to the round-up shares in lieu of fractional shares, no gain or loss will be recognized upon the reverse stock split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the reverse stock split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

A U.S. holder who receives round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of additional shares received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the effective time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Information returns generally will be required to be filed with the Internal Revenue Service (IRS) with respect to the receipt of round-up shares in lieu of a fractional share of our Common Stock pursuant to the reverse stock split in the case of certain U.S. holders.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder is a beneficial owner of our Common Stock who is a foreign corporation or a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon completion of the reverse stock split. In particular, gain or loss will not be recognized with respect to round-up shares received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the reverse stock split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

Rights of Dissenters With Respect to the Corporate Actions

Under Nevada law, the Company’s stockholders are not entitled to appraisal rights with respect to the Reverse Split.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 23, 2013 with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company’s voting securities, and as to those shares of the Company’s equity securities beneficially owned by each its directors, the executive officers of the Company and all of its directors and executive officers of the Company and all of its directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to the directors and officers of the Company, is based on a review of statements filed with the Securities and Exchange commission (the “Commission”) pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company’s Common Stock.

The table also shows the number of shares beneficially owned as of December 23, 2013 by each of the individual directors and executive officers and by all directors and executive officers as a group. The number of shares beneficially owned and the percentage of shares beneficially owned are based on 498,883,626 shares of common stock outstanding as of December 23, 2013.

For the purposes of the information provided below, shares that may be issued upon the exercise or conversion of options, warrants and other rights to acquire shares of our common stock that are exercisable or convertible within 60 days following December 23, 2013, are deemed to be outstanding and beneficially owned by the holder for the purpose of computing the number of shares and percentage ownership of that holder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Owned	Percentage of Class

Breitling Oil and Gas Corporation(2) 1910 Pacific Avenue, Ste. 12000 Dallas, Texas 75201	92,372,617	18.5%
Breitling Royalties Corporation(2) 1910 Pacific Avenue, Ste. 12000 Dallas, Texas 75201	369,490,467	74.0%
Officers and Directors:
Chris Faulkner, CEO, President and director nominee(2)	461,863,084	92.5%
Jeremy Wagers, COO, Secretary, General Counsel and director nominee	0
Jonathan S. Huberman, director nominee	0
Richard H. Mourglia, director nominee	0
Chris E. Williford, director nominee	0	%
Total of all Officers and Directors(2)	461,863,084	92.5%

(1)	Unless otherwise indicated, the mailing address of the beneficial owner is Bering Exploration, Inc., 1910 Pacific Avenue, Suite 12000, Dallas, Texas 75201.
(2)	Each of O&G and Royalties are owned 33-1/3% by Chris Faulkner, 33-1/3% by Parker Hallam and 33-1/3% by Michael Miller, whose addresses are 1910 Pacific Avenue, 7th Floor, Dallas, Texas 75201. Messrs. Faulkner, Hallam and Miller also constitute the board of directors of each of O&G and Royalties. Based upon the “rule of three”, where voting and investment decisions regarding an entity’s portfolio securities are made by three or more individuals, and a voting or investment decision requires the approval of a majority of those individuals, none of the individuals are deemed a beneficial owner of the entity’s portfolio securities. Consequently, each of Messrs. Faulkner, Hallam and Miller disclaim beneficial ownership of these shares of common stock. Nonetheless, the Company is reporting all of the shares owned by O&G and Royalties as being beneficially owned by Mr. Faulkner.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Additional information about us is contained in our periodic and current reports filed with the SEC. These reports, their accompanying exhibits and other documents filed with the SEC, may be inspected without charge at the Public Reference Section of the Commission at 100 F Street, NE, Washington, DC 20549. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained from the SEC’s EDGAR archives at http://www.sec.gov/index.htm.

By Order of the Board of Directors:

By:	/s/ Chris Faulkner
Name: Chris Faulkner
Title: President and Chief Executive Officer
December 23, 2013